EXHIBIT 10.6

October 23rd, 2002

James L. Isaacs

Address

Address

Dear James:

On behalf of Danger, (the “Company”), I am pleased to offer you the position of Vice President of Carrier Relations. We are very excited about you joining the company and look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will be working out of the Company’s headquarters in Palo Alto, California. You will report to the Company’s CEO.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on November 18th 2002 or date TBD.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

a. Base Salary. You will be paid a monthly salary of $15,000, which is equivalent to $180,000 on an annualized basis. Your salary will be payable In equal biweekly installments pursuant to the Company’s regular payroll policy.

b. Bonus. You will be eligible to receive an incentive bonus up to an amount of $110,000 in conjunction with your contribution to the successful achievement of certain significant Company milestones to be mutually determined by you and your manager, it being understood that such milestones shall be quantitative in nature. Your manager will determine whether the relevant Company milestones have been achieved, and whether (or to what extent) your contribution to the achievement of such milestones warrants payment of the incentive bonus.

c. Performance Review. You will be eligible for a performance review on or about July 1 of the calendar year after the year in which your employment starts. Your base salary will be reviewed as part of such process.

5. Stock Options.

a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 400,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest follows: 25% of the shares will vest one year from your start date and 1/36th of the remaining shares will vest each month thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Year 2000 Plan and the Stock Option Agreement between you and the Company.

b. Subsequent Option Grants,. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6. Benefits.

a. Insurance Benefits. The Company will provide you with standard medical, dental and vision insurance benefits.

b. Vacation. You will be entitled to 2 weeks paid vacation per year, pro-rated for the remainder of this calendar year.

7. Termination of Employment Following Change of Control

a. Accelerated Vesting. If your employment is terminated by the Company or its successor without Cause (as defined below) or you become subject to an Involuntary Termination (as defined below), within twelve (12) months following a Change of Control, you will receive 12 months of accelerated vesting under all stock options that you hold on the date of such termination.

b. Defined Terms.

i. The term “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company, or any other intentional misconduct by you adversely affecting the business or affairs of the Company in a material manner.

ii. The term “Involuntary Termination” shall mean your voluntary resignation following (A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based incentive programs) by more than fifteen percent (15%); or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

iii. The term “Change of Control” shall mean (i) the Company’s merger or consolidation with another entity, or a series of related transactions, as a result of which the shareholders of the Company immediately prior to the transaction own less than fifty percent (50%) of the voting power of the entity surviving, or (ii) the sate of all or substantially all of the Company’s assets.

8. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9. Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

10. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer of employment is effective through October 28th, 2002, after which it will expire.

Very truly yours,

Hank Nothhaft

/s/ Hank Nothhaft
CEO

ACCEPTED AND AGREED:

JAMES L. ISAACS

/s/ James L. Isaacs
Signature

10-25-2002
Date